Exhibit 4.1

SUPPLEMENTAL INDENTURE NO. 2, dated as of June 21, 2013 (this “Supplemental Indenture”), by and among Chemtura Corporation, a Delaware corporation (the “Company”), the guarantors listed on the signature pages hereto (the “Guarantors”) and U.S. Bank National Association, as trustee (in such capacity and not in its individual capacity, the “Trustee”).

WHEREAS, there has heretofore been executed and delivered to the Trustee an Indenture, dated as of August 27, 2010, as amended by Supplemental Indenture No. 1, dated as of November 10, 2010 (as so amended, the “Indenture”), providing for the issuance of the Company’s 7.875% Senior Notes due 2018 (the “Notes”);

WHEREAS, Section 9.02 of the Indenture provides that the Company, the Guarantors and the Trustee may amend the Indenture with the consent of the Holders of at least a majority in aggregate principal amount of the Notes then outstanding (the “Requisite Consents”), subject to certain limitations set forth in the Indenture;

WHEREAS, the Company and the Guarantors have duly authorized the execution and delivery of this Supplemental Indenture;

WHEREAS, the Company has offered to purchase for cash any and all of the outstanding Notes (the “Tender Offer”), upon the terms and subject to the conditions set forth in the Company’s Offer to Purchase and Consent Solicitation Statement, dated June 10, 2013, as may be amended, supplemented or modified from time to time (the “Offer to Purchase”);

WHEREAS, in connection with the Tender Offer, the Company has also solicited consents from the Holders of the Notes to certain proposed amendments (the “Proposed Amendments”) to the Indenture as described in the Offer to Purchase and set forth in Article I of this Supplemental Indenture, with the operation of such Proposed Amendments being subject to the satisfaction or waiver by the Company of the conditions to the Tender Offer and the acceptance by the Company for purchase and payment of the Notes validly tendered and not validly withdrawn pursuant to the Tender Offer;

WHEREAS, the Company has received and delivered to the Trustee the Requisite Consents to effect the Proposed Amendments in accordance with Section 9.02 of the Indenture;

WHEREAS, all things necessary to make this Supplemental Indenture a valid agreement, in accordance with its terms, have been complied with or have been performed or done; and

WHEREAS, pursuant to the terms of the Tender Offer to which this Supplemental Indenture relates, a consent payment will be made to certain Holders of the Notes who tender their Notes and deliver their consents to the Proposed Amendments.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company, the Guarantors and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

ARTICLE I

AMENDMENTS TO INDENTURE

(a)	The Indenture is hereby amended to delete each of the following sections in its entirety, and insert in lieu thereof the phrase “[Intentionally Omitted]”:

(i)	Section 4.03	Provision of Financial Information.

(ii)	Section 4.04	Stay, Extension and Usury Laws.

(iii)	Section 4.05	Limitation on Liens.

(iv)	Section 4.06	Offer to Repurchase upon a Change of Control.

(v)	Section 4.07	Limitation on Asset Sales.

(vi)	Section 4.08	Restricted Payments.

(vii)	Section 4.09	Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock.

(viii)	Section 4.10	Limitation on Dividend and Other Restrictions Affecting Restricted Subsidiaries.

(ix)	Section 4.11	Limitation on Transactions with Affiliates.

(x)	Section 4.12	Designation of Restricted and Unrestricted Subsidiaries.

(xi)	Section 4.13	Business Activities.

(xii)	Section 4.14	Payments for Consent.

(xiii)	Section 4.15	Additional Note Guarantees.

(xiv)	Section 4.16	Compliance Certificate.

(xv)	Section 4.17	Covenant Suspension.

(xvi)	Clauses (i) and (iii) of paragraph (a) of Section 5.01 (Merger, Consolidation or Sale of Assets).

(xvii)	Clauses (iii), (iv), (v), (vi) and (vii) of paragraph (b) of Section 6.01 (Events of Default).

(b)	Any definitions used exclusively in the provisions of the Indenture that are deleted pursuant to this Article I, and any definitions used exclusively within such definitions, are hereby deleted in their entirety from the Indenture, and all references in the Indenture to any sections or clauses set forth above in this Article I, any and all obligations thereunder and any Event of Default related solely to such sections and clauses, are hereby deleted throughout the Indenture.

ARTICLE II

MISCELLANEOUS

(a)	Terms Defined. For all purposes of this Supplemental Indenture, except as otherwise defined or unless the context otherwise requires, terms used in capitalized form in this Supplemental Indenture and defined in the Indenture have the meanings specified in the Indenture.

(b)	Instruments To Be Read Together. This Supplemental Indenture is an indenture supplemental to and in implementation of the Indenture, and said Indenture and this Supplemental Indenture shall henceforth be read together. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes shall be bound hereby and thereby.

(c)	Confirmation. The Indenture as amended and supplemented by this Supplemental Indenture is in all respects confirmed and preserved.

(d)	Trust Indenture Act Controls. If any provision of this Supplemental Indenture limits, qualifies or conflicts with another provision that is required to be included in this Supplemental Indenture or the Indenture by the Trust Indenture Act of 1939, as amended, as in force at the date that this Supplemental Indenture is executed, the provisions required by such Trust Indenture Act shall control.

(e)	Governing Law. THE LAWS OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE.

(f)	Consent to Jurisdiction. Any legal suit, action or proceeding arising out of or based upon this Supplemental Indenture or the transactions contemplated hereby may be instituted in the federal courts of the United States of America located in The City of New York or the courts of the State of New York in each case located in The City of New York (collectively, the “Specified Courts”), and each party irrevocably submits to the non-exclusive jurisdiction of such courts in any such suit, action or proceeding. Service of any process, summons, notice or document by mail to such party’s address set forth in the Indenture shall be effective service of process for any suit, action or other proceeding brought in any such court. The parties (to the fullest extent permitted by applicable law) irrevocably and unconditionally waive any objection to the laying of venue of any suit, action or other proceeding in the Specified Courts and irrevocably and unconditionally waive and agree not to plead or claim in any such court that such suit, action or other proceeding has been brought in an inconvenient forum.

(g)	Successors. All agreements of the Company in this Supplemental Indenture shall bind its successors. All agreements of the Trustee in this Supplemental Indenture shall bind its successors. All agreements of each Guarantor in this Supplemental Indenture shall bind its successors, except as otherwise provided in Section 10.04 of the Indenture.

(h)	Severability. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not (to the fullest extent permitted by applicable law) in any way be affected or impaired thereby.

(i)	Counterpart Originals. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. Delivery of an executed counterpart of a signature page to this Supplemental Indenture by facsimile, PDF or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Supplemental Indenture. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile, PDF transmission or other electronic transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile, PDF or other electronic transmission shall be deemed to be their original signatures for all purposes.

(j)	Headings. The headings of the Articles and Sections of this Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part of this Supplemental Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

(k)	Effectiveness; Operativeness; Termination. This Supplemental Indenture will become effective and binding upon the Company, the Guarantors, the Trustee and the Holders of the Notes upon execution and delivery of this Supplemental Indenture. All of the provisions of this Supplemental Indenture other than Article I hereof will become operative on, and simultaneously with, the time that this Supplemental Indenture becomes effective. Article I of this Supplemental Indenture will become operative upon, and simultaneously with, and shall have no force or effect prior to, the written notification to the Trustee by the Company that it has accepted for purchase and payment (the “Early Settlement Date”) Notes constituting at least a majority in aggregate principal amount of the Notes then outstanding, pursuant to the terms of the Tender Offer. Prior to the Early Settlement Date, the Company may terminate this Supplemental Indenture upon written notice to the Trustee.

(l)	Responsibility of Trustee. The recitals contained herein shall be taken as the statements of the Company, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Supplemental Indenture.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first written above.

CHEMTURA CORPORATION

By:	/s/ Stephen C. Forsyth
Name:	Stephen C. Forsyth
Title:	Executive Vice President and Chief Financial Officer

BIO-LAB, INC. GREAT LAKES CHEMICAL CORPORATION HOMECARE LABS, INC.

By:	/s/ Arthur C. Fullerton
Name:	Arthur C. Fullerton
Title:	Vice President

CROMPTON COLORS INCORPORATED
RECREATIONAL WATER PRODUCTS, INC.

By:	/s/ Billie S. Flaherty
Name:	Billie S. Flaherty
Title:	President

GLCC LAUREL, LLC

By:	/s/ Billie S. Flaherty
Name:	Billie S. Flaherty
Title:	Vice President

[Signature Page to Supplemental Indenture No. 2]

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:	/s/ Raymond S. Haverstock
Name:	Raymond S. Haverstock
Title:	Vice President

[Signature Page to Supplemental Indenture No. 2]